As filed with the Securities and Exchange Commission on September 22, 2006
Registration No. 333-130190

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM SB-2 ON FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GIGABEAM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	20-0607757
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

470 Springpark Place, Suite 900
Herndon, VA 20170
Telephone: (571) 283-6200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Louis S. Slaughter
Chief Executive Officer
GigaBeam Corporation
470 Springpark Place
Herndon, VA 20170
Telephone: (571) 283-6200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert J. Mittman, Esq. Ethan Seer, Esq. Blank Rome LLP 405 Lexington Avenue New York, NY 10174 Telephone: (212) 885-5555 Facsimile: (212) 885-5001

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:    As soon as practicable on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐
_______________

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

6,737,847 shares of common stock

GIGABEAM CORPORATION

_____________________

The selling securityholders listed on page 14 of this prospectus are offering for resale up to 6,737,847 shares of our common stock, referred to as the “offered shares.” All of the offered shares are issuable, or may in the future become issuable, with respect to securities issued in connection with the private placement of shares of our Series B convertible preferred stock, referred to as the Series B preferred stock, and common stock purchase warrants, referred to as the November 2005 warrants, that we completed in November 2005, referred to as the November 2005 financing.

The offered shares may only be offered for resale by the selling securityholders pursuant to this prospectus if and when they are actually issued. They include: (a) 2,475,412 shares of common stock issuable upon conversion and/or redemption of our Series B preferred stock, (b) an additional 1,958,453 shares of common stock that have been registered in the registration statement of which this prospectus forms a part to cover resales by the selling securityholders of shares of our common stock which may be issued to them in the future in payment of dividends on the Series B preferred stock and/or as a result of conversion price anti-dilution adjustments applicable to the Series B preferred stock, (c) 1,668,032 shares of common stock issuable upon exercise of the November 2005 warrants, (d) an additional 257,696 shares of common stock that have been registered in the registration statement of which this prospectus forms a part to cover resales by the selling securityholders of shares of our common stock which may be issued to them as a result of exercise price anti-dilution adjustments applicable to the warrants, and (e) 378,254 shares of common stock issuable upon exercise of purchase options we granted to our financial advisor in connection with our November 2005 financing, referred to as the financial advisor options. We will not receive any of the proceeds from the sale by the selling securityholders of the shares offered hereby, but we will receive proceeds from the cash exercise of any of the November 2005 warrants and the financial advisor options.

The securities offered hereby may be offered from time to time by the selling securityholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the “Plan of Distribution.”

Our common stock is quoted on the Nasdaq Capital Market under the symbol “GGBM.” The warrants we issued in connection with our October 2004 initial public offering, referred to as the “IPO warrants,” are quoted on the Nasdaq Capital Market under the symbol “GGBMW,” and our other publicly traded warrants, referred to as the “Z warrants,” are quoted on the Nasdaq Capital Market under the symbol “GGBMZ.” On September 20, 2006, the last sale prices for our common stock, IPO warrants and Z warrants as reported by the Nasdaq Capital Market were $6.10 per share, $2.55 per IPO warrant, and $1.93 per Z warrant, respectively.

_____________________

Investing in our securities involves a high degree of risk. For more information, see “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_____________________

The date of this prospectus is September __, 2006

i

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus or the documents incorporated by reference in herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of GigaBeam Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those set forth under the caption “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” and “plan” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which speak only as of the date of the statement was made. GigaBeam undertakes no obligation to update any forward-looking statement.

OUR COMPANY

Our primary business is to design, develop, sell, lease, install and service point-to-point communications links capable of transmission speeds at or in excess of a gigabit per second under the trade name “WiFiber®.” Our products operate in the 71-76 GHz and 81-86 GHz spectrum bands. We believe that the unprecedented amount of bandwidth provided by these spectrum blocks and the quality of our proprietary product designs allows for wireless communications at previously unattainable fiber-equivalent speed and reliability. We also believe that we were one of the first entrants into this new and emerging market at the speed of one gigabit per second (equivalent to 1,000 DSL lines or 647 T-1 lines) with the commercial deployment of our first communications link in March 2005 and initial revenue recognition from the sale of our links in the quarter ended June 30, 2005.

The GigaBeam wireless communications solution is a point-to-point, line of sight, wireless high-speed communications link established between two GigaBeam transceiver units, which are “linked” wirelessly through the alignment of their antennas and their transmission of data via radio signals in the 71-76 GHz and 81-86 GHz spectrum bands. Our transceiver units are designed to provide wireless link transmission of data at speeds of one gigabit per second, equivalent to the transmission speeds obtained with fiber, and to transmit that data 99.999% of the time, or with less than 5 minutes of unavailability or downtime per year in all weather conditions at distances of up to one mile. In addition to being fast, reliable and cost effective, our WiFiber products can be rapidly installed and moved and, by providing last mile access and backhaul, they are complementary to both WiFi and WIMAX. Our target customers are telecom operators, carriers and network operators, communications and IT service providers, system integrators and value added resellers, Fortune 500 companies, government and military entities and other enterprises seeking cost-effective millimeter-wave wireless solutions.

We were incorporated under the laws of the state of Delaware in January 2004. Our corporate headquarters are located at 470 Springpark Place, Herndon, VA 20170 and our telephone number is (571) 283-6200. Our web site address is www.gigabeam.com. The information on our web site does not constitute part of this prospectus.

Unless the context requires otherwise, reference in this prospectus to “we”, “us” ,”our”, “GigaBeam”, or “Company” refers to GigaBeam Corporation.

RECENT DEVELOPMENTS

In August 2006 we sold, to institutional accredited investors, an aggregate of 10,000 shares of our Series C preferred stock and 860,651 warrants to purchase our common stock at a purchase price of $1,000 for each unit of (a) one share of Series C preferred stock and (b) approximately 86 warrants to purchase our common stock, for aggregate gross proceeds of $10.0 million, before payment of placement fees of approximately $700,000 and other offering expenses of approximately $100,000.

THE OFFERING

All of the securities being offered hereby are being offered for resale by the selling securityholders listed in the “Selling securityholders” section of this prospectus, which commences on page 14. We will not receive any of the proceeds from the sale of the offered shares by the selling securityholders, but we will receive proceeds from any cash exercises of the November 2005 warrants and the financial advisor options pursuant to which certain of the offered shares are issuable. See “Use of Proceeds.”

RISK FACTORS

Any investment in shares of our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with all the other information contained in, or incorporated by reference into, this prospectus, including our financial statements and related notes, before you decide to purchase shares of our common stock. If any of the following risks actually occurs, our business, financial condition, operating results and future growth prospects could be materially and adversely affected. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our financial condition. Any adverse effect on our business, financial condition or operating results could result in a decline in the trading price of our common stock and your loss of all or part of your investment.

Risks related to our business

We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations. The following highlights some of the factors that have affected, and in the future could affect, our operations.

We are still in the early stages of our product commercialization efforts and have no meaningful operating history upon which you can base your investment decision.

We were incorporated on January 5, 2004, installed our first GigE link in March 2005 and in the latter part of the quarter ended June 30, 2005, achieved our first revenues. We are currently completing enhancements to our initial product line and the development of our next generation products including the OC-48 products. To date, we have generated only limited revenues and have no meaningful operating history trends upon which you can evaluate our business strategy or future prospects. Our ability to generate meaningful revenues will depend on whether we can successfully market our initial products and develop and market additional products and on whether we are able to successfully complete our transition to full scale manufacturing and deployment of our products. In making your evaluation of our prospects, you should consider that we are an early stage business focused on new technologies, are designing solutions that have no proven market acceptance and operate in a rapidly evolving industry. As a result, we may encounter many expenses, delays, problems and difficulties that we have not anticipated and for which we have not planned.

We have limited capital resources.

Our business model is capital intensive, requiring significant expenditures ahead of projected revenues as next generation products are introduced. We will require additional capital to expand and accelerate the manufacturing, distribution and sale of our products. We are currently largely dependent on cash provided by debt and/or equity financings to operate our business and without such additional financing and/or significantly higher revenue levels we would not have sufficient cash to fully implement our future plan of operations. Based on our historical cash usage, the net proceeds we received from our recent $10 million August 2006 private placement would only provide sufficient cash for us to fund our operations through the end of 2006. In addition to the net proceeds we received from our August 2006 private placement, we expect, however, to satisfy our operating cash requirements over the next 12 months from cash on hand, collection of anticipated revenues, the exercise of warrants, accounts receivable financings, and/or through managing operating expense levels, and, if necessary, through continued access to public and private debt and equity markets. There can be no assurance, however, that we will be able to obtain any such capital, on terms or in amounts sufficient to meet our needs or at all. The inability to raise capital or realize these other sources of operating cash flows could require us to significantly change or curtail our current or planned operations in order to conserve cash until such time, if ever, that sufficient proceeds from operations are generated. In addition, if we raise additional funds by issuing equity securities, our then existing securityholders will likely experience dilution.

If we are unable to effectively manage the transition to full scale manufacturing and deployment of our products, our financial results will be negatively affected.

For the period from our inception, January 5, 2004, through June 30, 2006, we incurred an aggregate net loss, and had an accumulated deficit of $32.9 million. Our losses are expected to continue, possibly for the next 12 months, as we commence full scale manufacturing and deployment of our products. As we make such transition, we expect our business to grow in size and complexity. This growth is expected to place significant additional demands on our management, systems, internal controls and financial and physical resources. As a result, we will need to expend additional funds to hire additional qualified personnel, retain professionals to assist in developing appropriate control systems and expand our information technology and operating infrastructures. Our inability to secure additional resources, as and when needed, or manage our growth effectively, if and when it occurs, would significantly hinder our transition, as well as diminish our prospects of generating meaningful revenues and, ultimately, achieving profitability.

Our existing and future debt obligations could impair our liquidity and financial condition.

As of June 30, 2006, we had outstanding notes payable of $2.1 million ($990,429 net of related discount and beneficial conversion feature), and we may incur additional debt in the future to fund all or part of our capital requirements. Our outstanding debt and future debt obligations could impair our liquidity and could:

•	make it more difficult for us to satisfy our other obligations;

•
require us to dedicate a substantial portion of any cash flow we may generate to payments on our debt obligations, which would reduce the availability of our cash flow to fund working capital, capital expenditures and other corporate requirements;

•	impede us from obtaining additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes; and

•	make us more vulnerable in the event of a downturn in our business prospects and limit our flexibility to plan for, or react to, changes in our industry.

If we were to fail in the future to make any required payment under agreements governing indebtedness or fail to comply with the financial and operating covenants contained in those agreements, we would be in default as regards to that indebtedness. A debt default could significantly diminish the market value and marketability of our common stock. Our lenders would have the ability to require that we immediately pay all outstanding indebtedness, and we might not have sufficient assets to satisfy their demands. In this event, we would be forced to seek protection under bankruptcy laws, which could harm our future operations and overall financial condition.

Our failure to quickly and positively distinguish our products from other “last mile” alternatives and limit the adoption curve associated with their market acceptance could negatively affect both our operations and our prospects.

Point-to-point links operating in the 70 GHz and 80 GHz bands represent a last mile solution based on newly created designs and technologies. The frequencies in which they will operate did not until recently have service rules that would enable the frequencies to be put to commercial use. As a result, our products may be slow to achieve, or may never achieve, market acceptance, as potential customers may seek further validation of the efficacy and efficiency of our technology. In addition, failure to distinguish our products from competing products and technologies that provide wireless broadband access or connectivity could hinder market acceptance of our products. Meaningful numbers of customers may not be willing to adopt our products until they are proven through long-term field testing and demonstration. There is also no way to determine the adoption curve that will be associated with our products following their introduction to the market. Non-acceptance or delayed acceptance of our products could force reductions in contemplated sales prices of our products, reduce our overall sales and gross margins and negatively affect our operations and prospects.

The rate at which potential customers are willing to adopt our solutions could be slowed by negative prior experiences they may have had with previously existing point-to-point wireless technologies.

Potential customers within our targeted market segments may have had negative prior experiences with previously existing wireless point-to-point technologies, such as inadequate transmission capacity or service outages due to weather conditions. Accordingly, it could take significant time to educate the market as to the unique attributes of our products that enable our products to overcome the types of problems that prevented prior wireless technologies from serving as viable alternatives to fiber.

The loss of the services of our founding executives could negatively affect our business, as could our inability to attract and retain qualified management, sales and technical personnel as and when needed.

Our success depends largely on the continued efforts of our founders, Louis S. Slaughter, the chairman of our board of directors and our chief executive officer, and Douglas G. Lockie, our president and chief technology officer. Although they have entered into employment contracts with us, which do not expire until October 2007, either of these individuals may in the future choose to discontinue their employment with us. If so, we may not be able to find adequate replacements for them. Without their experience, expertise and reputation within the millimeter wave segment of the communications industry, our development efforts and future prospects would be substantially impaired. Further, as we grow, we will need to attract and retain other personnel possessing relevant sales, marketing, manufacturing and technical experience in the communications industry. Competition for qualified management, sales and technical personnel is intense, and we may not be successful in attracting or retaining them. Only a limited number of persons with the requisite skills to serve in these positions may exist, and it may be difficult for us to hire the skilled personnel we need on economically feasible terms.

Our inability to establish cost-effective sales channels would negatively affect our revenue potential.

We currently have limited sales, marketing and distribution capabilities. In order to fully market our products, we need to continue building our sales and marketing infrastructure and/or rely on third parties to perform these functions. To market our products directly, on a commercial scale, we may need to hire additional marketing and sales personnel with technical expertise and will need to develop third party distribution channels, which will require the dedication of significant capital, management resources and time. Further, any agreement to sell our products through a third party, such as an established telecommunications provider or network services provider, could hamper our ability to sell our products to that third party’s competitors. We may not be able to establish the necessary sales force or make adequate third party arrangements for product sales. Our failure to do so could limit our ability to expand sales, as well as negatively affect our operations, financial results and long-term growth.

Failure to obtain satisfactory performance from our strategic partners and other third party vendors on whom we are and will be dependent for the components and subassemblies used in our products could cause us to lose sales, incur additional costs and lose credibility in the market place.

We substantially rely on outside vendors to manufacture many of the components and subassemblies for our products, and we obtain or expect to obtain many of these components and subassemblies from either a sole source or a limited group of suppliers. Our suppliers’ failure to perform satisfactorily could cause us to fail to meet customer requirements, lose sales and expose us to product quality issues. In turn, this could damage relationships with customers and harm our reputation, business, financial condition, and results of operations. Moreover, we expect to quote prices to our customers and accept customer orders for our products prior to purchasing components and subassemblies from our suppliers. If our suppliers increase their prices, we may not have alternative sources of supply and may not be able to raise the price of our products to cover all or part of the increased costs. Our inability to obtain these items at the prices we desire could hurt our sales and lower our margins.

If we fail to receive sufficient quantities of components when needed, we could be required to reconfigure our products, which could reduce our sales, alter product performance and prove time consuming, expensive and/or impossible.

Some of our suppliers are small companies and possess limited resources, which they will have to manage in order to meet both our demand and the demand of their other customers. If any of our suppliers becomes unable to make adequate and timely deliveries of our required components or subassemblies, we may have to:

•	seek alternative sources of supply, which, in the case of limited or single source components, may not be possible;

•	manufacture these components internally, which we may not have the ability, resources or, under our strategic alliance agreements, permission, to do; or

•	reconfigure our products to work with different components, which could entail substantial time and expense and which could result in inferior performance as compared to previous configurations.

Even if we are successful at reconfiguring our products, a significant amount of time could be required to receive an adequate flow of replacement components, which could delay our ability to manufacture or ship our systems on a timely basis. Such delays would significantly damage our business by causing us to lose sales, incur additional costs, delay new product introductions and suffer harm to our reputation.

Our inability to continuously manufacture our products in commercial quantities to specified standards would negatively affect our margins and profits.

To achieve profitability, our products will need to be manufactured and assembled in commercial quantities, in compliance with all applicable regulatory requirements and at acceptable costs, especially since we are seeking to position our products as a low-cost alternative to fiber. In March 2005, we installed our first commercial grade GigE product. In December 2005, we deployed our WiFiber G series GigE product. Based on our progress to date, our first commercial grade OC-48 product is expected to be deployed during the second half of 2006; however, we and/or our suppliers may experience unanticipated technical and management challenges during actual commercial production. Due to our limited manufacturing experience and capabilities, we may not be able to successfully manufacture, either directly or through third party manufacturers, commercial grade products in quantity and on a cost-efficient basis. In addition, in order to complete the final assembly portion of our products’ manufacture in commercial quantities, a task we plan to retain in-house, we will likely need to convert, rent, build or gain access to additional facilities or, if unable to do so, enter into agreements with third party product assemblers at significant cost.

We will be required to purchase minimum quantities of components from certain suppliers, whether or not we need such components, which could create a significant drain on our capital resources.

Under the terms of our agreements with some of our suppliers, we are or will be required to purchase various components only from them and in specified minimum quantities. These purchase requirements will represent a significant financial commitment for us. We will be required to purchase these components and make the corresponding expenditures whether or not we need such components to meet the demand of end customers for our products. If we have not generated sufficient demand for our products to at least offset the costs associated with our minimum required component purchases, our agreements with our suppliers may create a significant drain on our capital resources.

If we fail to develop products that keep pace with industry standards and needs and meet our customers’ technical specifications on a timely basis, our business may be harmed.

The existing and potential markets for our products and technology are characterized by:

•	ever increasing performance requirements,

•	evolving industry standards,

•	rapid technological changes, and

•	product obsolescence.

These characteristics, in turn, lead to frequent new products and technology introductions and enhancements, shorter product life cycles and changes in customer demands. Our ability to succeed in our competitive market will depend upon our successful development, introduction and sale of new products and enhancements on a timely and cost-effective basis in response to changing customer requirements and competitors’ product developments. Due to our limited resources, we may not be able to complete the development and marketing of any of the new products we are currently developing. In addition, we may experience difficulties that could delay or prevent the completion, introduction and sale of future products, or that, once deployed, these products will adequately meet the requirements of the marketplace and achieve market acceptance.

We may not successfully adapt to regulatory changes in our industry, which could significantly impact the operation of our business.

The regulatory environment in which we operate is subject to change. Certifications for wireless equipment like that utilized in our products and the licensing and registrations required to use the radio frequency spectrum in which our products will operate, are governed by regulatory bodies like the FCC and the National Telecommunications and Information Administration (NTIA). Regulatory changes, which are affected by political, economic and technical factors, could significantly impact our operations by:

•	restricting customers’ use of the millimeter wave bands used by our products or making that use more expensive;

•	making the products or systems we develop obsolete; or

•	increasing the opportunity for additional competition.

Regulatory changes like these could harm our business, financial condition and results of operations. In addition, it may be necessary or advisable in the future to modify our products to operate in compliance with new regulations. These modifications could be extremely expensive and time-consuming to complete, thus negatively affecting our margins. And, even after expending substantial additional resources, we may not be able to complete required modifications, which would affect our ability to even sell our products.

Delays in obtaining necessary regulatory approvals and desired industry standard certifications relating to our equipment could hinder market acceptance of our products, delay sales of our products and impair our ability to market those products.

Our products will typically need to receive regulatory approvals or certifications before they can be commercially deployed. As a result, customers may require that we obtain these approvals before buying or agreeing to buy our products. In addition, we expect that most customers will require that our products meet national industry equipment standards as well. Obtaining these approvals and meeting these standards can be a long, expensive process. Any significant delay obtaining the approvals or meeting the standards could hinder our ability to sell our products and, as a result, reduce our revenues.

Countries outside of the U.S. may not approve for commercial use the frequencies in which our products will operate and/or may have different requirements for equipment operating in those frequencies than those set by the FCC, either of which events could negatively affect our prospects and growth.

In 2003, the FCC approved service rules for commercial use of the 71-76 GHz and 81-86 GHz bands. These spectrum bands have not yet, however, been approved for such purpose in many other countries. If widespread authorization of these frequencies for wireless communication use by the public has not occurred by the time we are ready to expand our operations overseas, the size of our expected market will be greatly decreased, which would negatively affect our prospects and growth. In addition, if the requirements and standards set by other countries for equipment like ours are different than those set by the FCC, requiring us to make substantial changes to our product design and/or manufacture, our prospects and growth would also be significantly diminished.

It could prove costly or impossible for us to effectively compete in the intensely competitive telecommunications equipment industry, which could negatively impact our financial results.

Both the telecommunications equipment industry in general and the wireless communications equipment industry in particular are intensely competitive. Companies operating in the telecommunications equipment industry are always seeking to develop viable wireline and wireless high-speed communications products and services, whether it is by:

•	developing technologies that improve the performance of existing copper alternatives;

•	developing methods for lowering the cost of fiber optic cable; or

•	innovating new and improved point-to-point and wide area wireless solutions.

The wireless communications industry in which we principally compete has attracted substantial media and other attention recently in part due to the ability of newly developed equipment to provide broadband Internet connectivity simply, quickly, and efficiently. These factors have led numerous companies to develop or commence developing products that compete or could compete with ours. The large number of companies offering products that may be perceived to be similar or even interchangeable with our products could have the effect of reducing the prices at which we are able to sell our products. In turn, this could reduce our gross margins and negatively impact our general financial results.

A significant number of the companies with which we currently compete or will compete have substantially greater resources and longer operating histories than we do, and we may not be able to compete with them effectively, even if our products are technically superior.

Many of the companies with which we compete or expect to compete offer a variety of potentially competitive products and services and some may offer broader telecommunications product lines. These companies include Stratex Networks, Inc., Ceragon Networks Ltd., BridgeWave Communications, Inc., Loea Corporation and Harris Corporation. Additionally, our fiber-speed millimeter wave products will have to compete with the existing and new fiber optic infrastructure and suppliers and free space optic suppliers in the U.S. and elsewhere. Most of the companies providing competing products and services have greater customer recognition, installed bases, financial resources, and sales, production, marketing, manufacturing, engineering and other capabilities than we do. Some of these companies may be able to take away market share from us as a result of their greater marketing resources, pricing discounts and product breadth, even if our products are technically superior.

We also expect to face competition from private and start-up companies given the FCC’s new open licensing rules relating to the radio frequencies on which our products will operate, effectively reducing the greatest barrier to entry for companies such as ours.

We not only face actual and potential competition from established companies, but also from start-up and other small companies that are developing and marketing new commercial products and services. Some of these will be seeking, like us, to take advantage of the new FCC open licensing rules to enter the market with products capable of harnessing the frequencies between 71-76 GHz and between 81-86 GHz to provide higher quality service. Also, other than the increased technical development skills and expertise required, there are no substantial manufacturing difficulties, prohibitive intellectual property rights, or high business start-up costs creating significant barriers to entry in this market. This lack of significant barriers and the perceived attractiveness among engineers of these newly licensed frequencies for commercial use are likely to result or have already resulted in other small companies entering the commercial markets with equipment utilizing these frequencies. These companies include Loea Corporation, BridgeWave Communications, Inc. and, perhaps, E-Band Communications Corp., ElvaLink LLC and Rayawave.

Our success will likely be highly dependent upon a large number of sales to a limited number of customers.

We expect to sell a significant portion of our products and services to a limited number of customers. Our business would be harmed if we lost a significant customer or suffered any reduction or delays in orders from any significant customer, including reductions or delays due to customer departures from recent buying patterns or market, economic or competitive conditions in the telecommunications industry. Additionally, the ongoing consolidation of the telecommunications industry is further limiting the number of customers. As a result, we will be more dependent on specific customers and their economic condition than if our sales were made to a broader client base.

Our business depends on continued demand for broadband connectivity and access.

The future success of our business is dependent in part upon the continued and increasing demand for high-speed, broadband connectivity and access, particularly with regard to the Internet, and for high-speed telecommunications products. The markets for broadband connectivity and high-speed telecommunication products are still relatively unseasoned and characterized by evolving technological and industry standards. Therefore, the markets for such services and products may not grow as expected or at all, which would limit the demand for our products.

If we are unable to protect our intellectual property rights adequately, we may be deprived of legal recourse against those who misappropriate our intellectual property.

Our intellectual property rights are important assets for us. However, there are events that are outside of our control that pose a threat to our intellectual property rights. For example, our proprietary rights may not provide the competitive advantages that we expect. Despite our efforts and those of our strategic partners to protect our intellectual property, our competitors may be able to legitimately ascertain the non-patented proprietary technology embedded in our products. If this occurs, we may not be able to prevent their use of this technology. Our means of protecting our proprietary rights may not be adequate, we may lack the financial resources to protect our proprietary rights, and our strategic partners’ existing patents may not be sufficiently broad to prevent others from using technology that is similar to or the same as the technology utilized by our product solutions. In addition, patents issued to our alliance partners might be challenged and might be invalidated or circumvented and any rights granted under such patents may not provide adequate protection to them or us. Our competitors may independently develop similar technology, duplicate features of our products or design around patents that may be issued to our alliance partners or us. As a result of these threats to our proprietary technology, we may have to resort to costly litigation to enforce or defend our intellectual property rights. Such litigation would divert our management’s attention and scarce financial resources that could otherwise be used to develop our products.

Our products, technologies and other intellectual property could infringe on intellectual property rights of others, which could harm our business.

Although we believe that our products, technologies and other intellectual property, including trademarks, trade names, and service marks, and those of our alliance partners do not and will not infringe upon any existing proprietary rights of others, third parties may assert such claims against us or our alliance partners in the future. We have received a notice alleging infringement with respect to our use of the name “GigaBeam.” Although we believe this allegation (and any potential future claim that might be based thereon) is without merit, such a claim or other future claims of infringement could be successful. We could also incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights, even if the claim is invalid, which could have negative effects on our business, financial condition, and results of operations. Adverse determinations in any litigation could:

•	subject us to significant liabilities to third parties and require us to seek costly or onerous licenses from third parties,

•	force us to alter our products, which could be costly, time consuming and impractical and could detract from the value or quality of our products, and

•	prevent us from manufacturing and selling our products.

Any of these determinations could seriously harm our business.

Our products will subject us to product liability exposure and our product liability insurance may not be sufficient to cover these claims.

Use of our products will expose us to product liability claims in the event they cause injury or harm our customers or third parties’ businesses. Due to our limited financial resources, we may not be able to satisfy any liability resulting from these claims, which would negatively affect our financial condition. Although we have product liability insurance of $1 million per occurrence and $2 million in the aggregate, plus a $5 million umbrella, it is possible that our insurance coverage could be insufficient to fully cover potential claims.

Our business and financial results could be negatively affected by warranty claims.

Products as complex as ours frequently contain undetected errors or defects, especially when first introduced or when new versions are released. This is especially a concern for us given our anticipated continuing introduction of new products. The occurrence of errors or defects could result in products being returned under warranty for repair or replacement with us having to bear the associated expense. Due to the fact that our products are newly-developed and have not yet been proven with large numbers of installed units, we are currently unable to anticipate the likelihood of errors or defects. Although we intend to maintain appropriate overall warranty reserves, an unanticipated high repair occurrence related to a specific product or number of products could make our reserves inadequate at any specific time and negatively affect our financial results.

Management’s failure to properly ascertain potential risks relating to any future acquisitions of businesses, products or technologies from others could place our operations and/or financial condition in harm.

Although as of the date of this prospectus we have no agreements, understandings or commitments relating thereto, we could in the future seek to expand our operations by acquiring other businesses, products or technologies complementary to ours. Our investors will not, in all likelihood, receive or otherwise have the opportunity to evaluate any financial or other information that may be made available to us in connection with a potential acquisition. You will be dependent upon our management to select, structure and consummate any acquisitions in a manner consistent with our business objectives. Although our management will endeavor to evaluate the risks inherent in a particular acquisition, we may fail to properly ascertain or assess all significant and pertinent risk factors prior to our consummation of an acquisition. Our failure to properly ascertain those risks, particularly in instances where we have made significant capital investments, could result in significant harm to our operations and/or financial condition. Moreover, to the extent we do effect an acquisition, we may be unable to successfully integrate into our operations any business or opportunity that we acquire.

Emissions from our antennas may be a health risk.

The use of wireless equipment, like radio transmitters radiating through antennas, has been alleged to pose health risks due to radio frequency emissions. Our initial product is and our proposed products will be in compliance with all current U.S. radio emissions standards for continuous exposure, however, those standards could change or be insufficient. Any allegations of health risks, if proven, could result in liability on our part. In addition, we could be required to reduce power in our transmissions or otherwise change the way our systems operate in order to reduce emissions to acceptable levels. Any of these results could negatively affect our financial condition or results of operations and diminish the marketability of our products.

Our failure to obtain the access rights necessary to install our equipment would adversely affect our ability to expand our business.

We or our customers may not be able to obtain, from building owners or managers, access rights to buildings and rooftops to successfully install and service our equipment as planned. In order to install our equipment, we or our customers need access to each building where our antennas will be placed. Our failure or our customers’ failure to obtain access rights at the pace and locations necessary could have an adverse affect on our business and financial condition. In addition, we may need to obtain zoning or other governmental approvals in order to place our antennas on a particular building or in a particular area. We may not be able to obtain these approvals in a timely manner, or at all.

Risks relating to this offering

The prices of our publicly traded securities have been volatile and may continue to be volatile.

There is limited trading history and volume for our common stock, our IPO warrants, and our Z warrants, therefore, even holders of our publicly traded securities may find it difficult to sell their securities. In addition, our securities have experienced, and are likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our securities, without regard to our operating performance. In addition, the trading price of our publicly traded securities could be subject to significant fluctuations in response to actual or anticipated variations in our quarterly operating results, announcements by us or our competitors, factors affecting our industry generally, changes in national or regional economic conditions or general market conditions. The market prices of our publicly traded securities could also be affected by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in our industry.

If our common stock price, market value of our publicly traded shares and/or our stockholders’ equity levels do not continue to meet the requirements set forth for the continued listing of our common stock on the Nasdaq Capital Market, our stock and warrants could be delisted from such trading market.

In order to maintain the listing of our publicly traded securities on the Nasdaq Capital Market, we must satisfy certain financial and non-financial criteria, including requirements that we maintain, with allowance for certain cure periods, each of the following:

•	an aggregate market value for the publicly held shares of our common stock of at least $1.0 million;

•	no less than $2.5 million in stockholders’ equity; and

•	a minimum bid price per share of our common stock of $1.00.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be severely limited.

If at any time our securities are no longer traded on Nasdaq or other securities exchange and we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our securities may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional investors:

•	must make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•
provide the purchaser with risk disclosure documents which identify risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As a result of these requirements, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities will be significantly limited. Accordingly, the market price of our stock and other publicly traded securities may be depressed, and you may find it more difficult to sell the offered shares.

Future sales of our common stock may cause the prevailing market price to decrease and impair our capital raising abilities.

We have issued a substantial number of shares of common stock that are eligible for resale under Rule 144 of the Securities Act of 1933, as amended, referred to as the Securities Act, and that may become freely tradable. We have also already registered a substantial number of shares of common stock that are issuable upon the exercise of warrants. If holders of warrants or other convertible securities choose to exercise their purchase rights and sell shares of common stock in the public market, or if holders of currently restricted common stock choose to sell such shares of common stock in the public market under Rule 144 or otherwise, the prevailing market price for our common stock may decline. Future public sales of shares of common stock may adversely affect the market price of our common stock or our future ability to raise capital by offering equity securities.

Our officers, directors and affiliated entities own a significant percentage of our company, and they could make business decisions with which you disagree that will affect the value of your investment.

As of September 18, 2006, our executive officers and directors in the aggregate, beneficially owned approximately 43.2% of our outstanding common stock. These stockholders will be able to influence significantly all matters requiring approval by our stockholders, including the election of directors. Thus, actions might be taken even if other stockholders, including those who purchase securities pursuant to this prospectus, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company, which could cause our stock price to decline.

Provisions in our corporate documents and our certificate of incorporation and bylaws, as well as Delaware General Corporation Law, may hinder a change of control.

Provisions of our certificate of incorporation and bylaws, as well as provisions of the Delaware General Corporation Law, could discourage unsolicited proposals to acquire us, even though such proposals may be beneficial to you. These provisions include:

•	A classified board of directors that cannot be replaced without cause by a majority vote of our stockholders; and

•	Our board of director’s authorization to issue shares of preferred stock, on terms as the board of directors may determine, without stockholder approval.

Provisions of Delaware General Corporation Law may restrict many business combinations.

We are also subject to the provisions of Section 203 of the Delaware General Corporation Law, which could prevent us from engaging in a business combination with a 15% or greater stockholder for a period of three years from the date it acquired that status unless appropriate board or stockholder approvals are obtained.

As we do not anticipate paying cash dividends, you should not expect any return on your investment except through appreciation, if any, in the value of our common stock.

You should not rely on an investment in our common stock to provide dividend income, as we have not paid any cash dividends on our common stock and do not plan to pay any in the foreseeable future. Thus, if you are to receive any return on your investment in our common stock it will likely have to come from the appreciation, if any, in the value of our common stock. The payment of future cash dividends, if any, will be reviewed periodically by our board and will depend upon, among other things, our financial condition, funds from operations, the level of our capital and development expenditures, any restrictions imposed by present or future debt instruments and changes in federal tax policies, if any.

USE OF PROCEEDS

We will not receive any proceeds from the sale of offered shares by the selling securityholders named in this prospectus. Any proceeds we receive from any exercise of the warrants and options pursuant to which offered shares are issuable will be used by us for working capital and other general corporate purposes.

We have agreed to pay certain expenses in connection with the registration of the securities offered by the selling securityholders for resale pursuant to this prospectus.

SELLING SECURITYHOLDERS

Based on information provided by the selling securityholders, the table below sets forth certain information, as of September 22, 2006 unless otherwise noted, regarding the selling securityholders.

The shares being offered by the selling securityholders as set forth in the table below include, for those holding Series B preferred stock, an aggregate of 2,475,412 shares of common stock issuable upon conversion and/or redemption of their shares of Series B preferred stock, referred to below as “adjusted offered conversion shares,” and their pro rata portion of an aggregate maximum of 1,958,453 additional shares of common stock that are reserved for issuance in the event we are required in the future to make any additional (i.e., in addition to those already made in August 2006, as described below) conversion price anti-dilution adjustments with respect to our Series B preferred stock and/or in the future we make dividend payments on our Series B preferred stock in the form of common stock, such additional shares referred to below as “remaining preferred pro rata shares.”

For those selling securityholders holding November 2005 warrants, the shares being offered by the selling securityholders as set forth in the table below include an aggregate of 1,668,029 shares of common stock issuable upon exercise of their November 2005 warrants, referred to below as “adjusted offered warrant shares,” and their pro rata portion of an aggregate maximum of 257,696 additional shares of common stock that have been reserved for issuance in the event we are required in the future to make any additional (i.e., on top of those already made in August 2006, as described below) exercise price anti-dilution adjustments with respect to the November 2005 warrants, referred to below as “remaining warrant pro rata shares.”

In December 2005, we registered for resale, in the registration statement of which this prospectus forms a part, (a) the 2,480,349 shares of common stock that were then issuable upon conversion of the Series B preferred stock (which were referred to, in the accompanying December 2005 prospectus, as “offered conversion shares”), (b) an additional 2,480,349 shares to cover, among other things, conversion price anti-dilution adjustments that could become applicable to the Series B preferred stock following such date (which were referred to in such prospectus as “preferred pro rata shares”), (c) the 1,302,190 shares that were then issuable upon exercise of the November 2005 warrants (which were referred to in such prospectus as “offered warrant shares”), (d) an additional 651,095 shares to cover exercise price anti-dilution adjustments that could become applicable to the November 2005 warrants following such date (which were referred to in such prospectus as “warrant pro rata shares”) and (e) 378,254 shares of common stock issuable upon exercise of purchase options we granted to our financial advisor in connection with our November 2005 financing, referred to as the financial advisor options. Since December 2005, however, a number of Series B preferred stock conversions and November 2005 warrant exercises have occurred, as a result of which some of the offered conversion shares and offered warrant shares originally registered for resale have already been sold pursuant the December 2005 prospectus, reducing the number of such shares still available for resale (before giving effect to the August 2006 anti-dilution adjustments referred to below) from 2,480,349 offered conversion shares and 1,302,190 offered warrant shares to 1,981,654 and 1,274,630 such shares, respectively.

In August 2006, pursuant to the terms of the Certificate of Designation for our Series B preferred stock and the terms of the November 2005 warrants, certain conversion and exercise price anti-dilution adjustments were made to our Series B preferred stock and November 2005 warrants in connection with the issuance of our Series C preferred stock and common stock purchase warrants, referred to as the August 2006 warrants. As a result of such anti-dilution adjustments, an aggregate of 493,759 more shares of common stock (referred to as “preferred anti-dilution shares”) are issuable now upon conversion of our currently outstanding shares of Series B preferred stock, and an aggregate of 393,402 more shares (referred to as “warrant anti-dilution shares”) are issuable now upon exercise of our currently outstanding November 2005 warrants, than were issuable with respect to such securities in December 2005 when the registration statement of which this prospectus forms a part was originally declared effective by the SEC.

For purposes of this prospectus:

•	the 493,759 preferred anti-dilution shares have been:

•
added to the 1,981,654 shares referred to above that would otherwise be issuable upon conversion of our outstanding shares of Series B preferred stock, resulting in the 2,475,412 “adjusted offered conversion shares” referred to herein, and

•
deducted (together with 12,314 preferred pro rata shares that have already been issued and resold in connection with Series B preferred stock conversions since August 2006) from the 2,480,349 shares that were previously labeled “preferred pro rata shares” in the December 2005 prospectus, resulting in the 1,958,453 “remaining preferred pro rata shares” referred to herein; and

•	the 393,402 warrant anti-dilution shares have been:

•
added to the 1,274,630 shares otherwise that would otherwise be issuable upon exercise of the outstanding November 2005 warrants, resulting in the 1,668,032 “adjusted offered warrant shares” referred to herein, and

•
deducted from the 651,095 shares that were previously labeled “warrant pro rata shares” in the December 2005 prospectus, resulting in the 257,693 “remaining warrant pro rata shares” referred to herein.

Percentage ownership of common stock is based on 6,008,338 shares of our common stock outstanding as of September 21, 2006. In addition, the table below assumes for calculating each selling securityholder’s beneficial ownership, both prior to and after this offering, as well as each such selling securityholder’s percentage ownership following this offering, that options, warrants and convertible securities held by such securityholder (but not, unless otherwise noted, those held by any other person) that are exercisable or convertible within 60 days as of September 21, 2006 have been exercised or converted and the shares underlying them added to the number of shares of our common stock deemed to be outstanding. The calculation of each selling securityholder’s beneficial ownership and percentage ownership following this offering also assumes that all preferred pro rata shares and warrant pro rata shares included in those that may be offered by such selling securityholder (but not, unless otherwise noted, those that may be offered by any other selling securityholder) were issued and added to the number of shares of our common stock deemed to be outstanding. For purposes of calculating the post-offering ownership of each selling securityholder, the table also assumes the sale of all of the shares being offered by such selling securityholder pursuant to this prospectus.

	Number of shares of		Common stock beneficially owned after the offering
Name of selling securityholder	common stock beneficially owned prior to the offering	Number of offered shares being offered	Number of shares	Percentage of outstanding shares
Bushido Capital Master Fund LP (1)	226,580 (2)	162,821 (3)	103,629	1.6%
Crescent International Ltd. (4)	128,073 (5)	117,454 (6)	62,499	1.0%
Gamma Opportunity Partners Capital Partners, LP - Class A (7)	45,081 (8)	52,046 (9)	-0-	-0-
Gamma Opportunity Partners Capital Partners, LP - Class C (7)	45,081 (8)	52,046 (9)	-0-	-0-
Gruber & McBaine International (10)	43,706 (11)	68,411 (12)	-0-	-0-
Gryphon Master Fund, LP (13)	90,164 (14)	104,094 (15)	-0-	-0-
HCFP Brenner Securities LLC (16)	315,562 (17)	378,254 (18)	335,428	4.99%
Islandia, LP (19)	315,562 (20)	1,193,178 (21)	-0-	-0-
J. Patterson McBaine	19,057 (22)	29,829 (23)	-0-	-0-
Lagunitas Partners LP (24)	159,575 (25)	249,774 (26)	-0-	-0-
Leonardo, L.P. (27)	315,562 (28)	1,590,908 (29)	-0-	-0-
Midsummer Investment, Ltd. (30)	315,562 (31)	2,386,362 (32)	440,865	4.99%
Omicron Master Trust (33)	30,801 (34)	35,559 (35)	-0-	-0-
Enable Growth Partners, LP (36)	270,565 (37)	41,638 (38)	234,499	3.8%
Enable Opportunity Partners, LP (36)	55,766 (39)	10,410 (40)	46,759	*
GSSF Master Fund, LP (41)	45,081 (42)	52,045 (43)	-0-	-0-
Jon D and Linda W Gruber Trust (44)	31,762 (45)	49,716 (46)	-0-	-0-
Rockmore Investment Master Fund Ltd. (47)	290,181(48)	62,879 (49)	249,999	4.1%
Portside Growth and Opportunity Fund (50)	56,066 (51)	100,423 (52)	-0-	-0-

________________
*Less than 1%.

(1)
The selling securityholder has advised us that the natural person that has voting and dispositive power over the securities owned by Bushido Capital Master Fund LP is Christopher Rossman, the Managing Director of Bushido Capital Partners, Ltd.

(2)
Represents the selling securityholder’s 32,787 adjusted offered conversion shares (including 6,540 shares previously labeled preferred pro rata shares) and 90,164 adjusted offered warrant shares (including 21,265 shares previously labeled warrant pro rata shares), as well as 3,630 shares of outstanding common stock, 34,426 shares of common stock issuable upon exercise of August 2006 warrants and 65,573 shares of common stock issuable upon conversion of shares of Series C preferred stock.

(3)
Represents the selling securityholder’s adjusted offered conversion shares and adjusted offered warrant shares, as well as 25,940 remaining preferred pro rata shares and 13,930 remaining warrant pro rata shares.

(4)
The selling securityholder has advised us that Maxi Brezzi and Bachir Taleb-Ibrahimi, in their capacities as managers of Cantara (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the securities owned by Crescent International Ltd.

(5)
Represents the selling securityholder’s 65,574 adjusted offered conversion shares (including 13,080 shares that were previously labeled preferred pro rata shares), as well as 21,516 shares of common stock issuable upon exercise of August 2006 warrants and 40,983 shares of common stock issuable upon conversion of shares of Series C preferred stock.

(6)	Represents the selling securityholder’s adjusted offered conversion shares, as well as 51,880 remaining preferred pro rata shares.

(7)
The selling securityholder has advised us that the natural persons that have voting and dispositive power over its securities is Johnathan P. Knight, President of Gamma Capital Advisors, LTD., as agent.

(8)	Represents the selling securityholder’s 45,081 adjusted offered warrant shares (including 10,632 shares that were previously labeled warrant pro rata shares).

(9)	Represents the selling securityholder’s adjusted adjusted offered warrant shares, as well as 6,965 remaining warrant pro rata shares.

(10)
The selling securityholder has advised us that the natural persons that have voting and dispositive power over the securities are Jon D. Gruber and J. Patterson McBaine, as managers of Gruber & McBaine Capital Management.

(11)
Represents the selling securityholder’s 28,197 adjusted offered conversion shares (including 5,625 shares that were previously labeled preferred pro rata shares) and 15,509 adjusted offered warrant shares (including 3,657 shares that were previously labeled warrant pro rata shares).

(12)
Represents the selling securityholder’s adjusted offered conversion shares and adjusted offered warrant shares, as well as 22,309 remaining preferred pro rata shares and 2,396 remaining warrant pro rata shares.

(13)	The selling securityholder has advised us that the natural person that has voting and dispositive power over the securities is E. B. Lyon IV.

(14)	Represents the selling securityholder’s 90,164 adjusted offered warrant shares (including 21,265 shares that were previously labeled warrant pro rata shares).

(15)	Represents the selling securityholder’s adjusted offered warrant shares, as well as 13,930 remaining warrant pro rata shares.

(16)
HCFP/Brenner Securities LLC was the underwriter of our IPO, the managing placement agent for our note financing in January and February 2005 and the managing placement agent for our private placements of Series A preferred stock, Z warrants and common stock conducted during May through July 2005. It also acted as our financial advisor in connection with the November 2005 financing and our private placement of units of Series C preferred stock and common stock purchase warrants in August 2006. The selling securityholder has advised us that the natural person that has voting and dispositive power over its securites is Steven D. Shaffer, managing director of the selling securityholder.

(17)
Pursuant to a letter agreement between us and the selling securityholder, the selling security holder is not permitted to exercise its options or warrants to the extent any such exercise would result in its beneficial ownership of more than 4.99% of our outstanding common stock after giving effect to such exercise. Without giving effect to such prohibition, the selling securityholder would be deemed to beneficially own 903,047 shares of our common stock prior to the offering, including 1,606 shares of our outstanding common stock, 66,043 shares issuable upon exercise of Z warrants, 659,504 shares issuable upon exercise of financial advisor options and 175,894 shares issuable upon exercise, directly and/or indirectly, of other outstanding purchase options; however, as a result of the 4.99% limitation, the selling securityholder’s beneficial ownership prior to the offering is limited to 315,562 shares and thus does not include 587,485 of such shares. In addition, in the absence of such prohibition, the selling securityholder’s beneficial ownership after the offering would be 524,793 shares of our common stock; however, again, as a result of the 4.99% limit, the selling securityholder’s beneficial ownership after the offering is limited to 335,428 shares and thus does not include 189,365 of such shares.

(18)
The offered shares of the selling securityholder are those issuable in connection with the financial advisor options issued to it as compensation for its services in connection with our November 2005 financing.

(19)
The selling securityholder has advised us that the natural persons that have voting and dispositive power over the securities held by Islandia, LP are Richard O. Berger, Edgar R. Berger and Thomas R. Berger.

(20)
Pursuant to the certificate of designation for each of our Series B preferred stock and our Series C preferred stock and to the terms of the November 2005 warrants and August 2006 warrants, no holder of such securities is permitted to convert its shares of Series B preferred stock or Series C preferred stock or exercise its November 2005 warrants or August 2006 warrants to the extent that any such conversion or exercise would result in its beneficial ownership of more than 4.99% of our outstanding common stock after giving effect to such conversion or exercise. Without giving effect to such prohibition, the selling securityholder would be deemed to beneficially own 762,295 shares of our common stock prior to the offering, comprised of 491,803 adjusted offered conversion shares (including 98,098 shares that were previously labeled preferred pro rata shares) and 270,492 adjusted offered warrant shares (including 63,795 shares that were previously labeled warrant pro rata shares); however, as a result of the 4.99% limitation, the selling securityholder’s beneficial ownership prior to the offering is limited to 315,562 shares and thus does not include 446,733 of such shares.

(21)
Represents the selling securityholder’s adjusted offered conversion shares and adjusted offered warrant shares, as well as 389,094 remaining preferred pro rata shares and 41,789 remaining warrant pro rata shares.

(22)
Represents the selling securityholder’s 12,295 adjusted offered conversion shares (including 2,453 shares that were previously labeled preferred pro rata shares) and 6,762 adjusted offered warrant shares (including 1,594 shares that were previously labeled warrant pro rata shares).

(23)
Represents the selling securityholder’s adjusted offered conversion shares and adjusted offered warrant shares, as well as 9,727 remaining preferred pro rata shares and 1,045 remaining warrant pro rata shares.

(24)
The selling securityholder has advised us that the natural persons that have voting and dispositive power over the securities are Jon D. Gruber and J. Patterson McBaine, as managers of Gruber & McBaine Capital Management.

(25)
Represents the selling securityholder’s 102,951 adjusted offered conversion shares (including 20,535 shares that were previously labeled preferred pro rata shares) and 56,624 adjusted offered warrant shares (including 13,355 shares that were previously labeled warrant pro rata shares).

(26)
Represents the selling securityholder’s adjusted offered conversion shares and adjusted offered warrant shares, as well as 81,451 remaining preferred pro rata shares and 8,748 remaining warrant pro rata shares.

(27)
The selling securityholder has advised us that Leonardo Capital Management, Inc. (“LCMI”) is the sole general partner of Leonardo, L.P. Angelo Gordon & Co., L.P. (“Angelo Gordon”) is the sole director of LCMI. John M. Angelo and Michael L. Gordon are the principal executive officers of Angelo Gordon. Each of Angelo Gordon and Messrs. Angelo and Gordon disclaim beneficial ownership of the shares held by Leonardo, L.P.

(28)
Pursuant to the certificate of designation for each of our Series B preferred stock and our Series C preferred stock and to the terms of the November 2005 warrants and August 2006 warrants, no holder of such securities is permitted to convert its shares of Series B preferred stock or Series C preferred stock or exercise its November 2005 warrants or August 2006 warrants to the extent that any such conversion or exercise would result in its beneficial ownership of more than 4.99% of our outstanding common stock after giving effect to such conversion or exercise. Without giving effect to such prohibition, the selling securityholder would be deemed to beneficially own 1,016,394 shares of our common stock prior to the offering, comprised of 655,738 adjusted offered conversion shares (including 130,797 shares that were previously labeled preferred pro rata shares) and 360,656 adjusted offered warrant shares (including 85,060 shares that were previously labeled warrant pro rata shares); however, as a result of the 4.99% limitation, the selling securityholder’s beneficial ownership prior to the offering is limited to 315,562 shares and thus does not include 700,832 of such shares.

(29)
Represents the selling securityholder’s adjusted offered conversion shares and adjusted offered warrant shares, as well as 518,796 remaining preferred pro rata shares and 55,718 remaining warrant pro rata shares.

(30)
The selling securityholder has advised us as follows: Midsummer Capital, LLC is the investment manager to Midsummer Investment, Ltd. By virtue of such relationship, Midsummer Capital, LLC may be deemed to have dispositive power over the shares owned by Midsummer Investment, Ltd. Midsummer Capital, LLC disclaims beneficial ownership of these shares. Mr. Michel Amsalem and Mr. Scott Kaufman have delegated authority from the members of Midsummer Capital, LLC with respect to the shares of common stock owned by Midsummer Investment, Ltd. As a result, Messrs. Amsalem and Kaufman may be deemed to share dispositive power over the shares of the securities owned by Midsummer Investment, Ltd. Messrs. Amsalem and Kaufman disclaim beneficial ownership of such securities and neither person has the right to maintain such delegated authority.

(31)
Pursuant to the certificate of designation for each of our Series B preferred stock and our Series C preferred stock and to the terms of the November 2005 warrants and August 2006 warrants, no holder of such securities is permitted to convert its shares of Series B preferred stock or Series C preferred stock or exercise its November 2005 warrants or August 2006 warrants to the extent that any such conversion or exercise would result in its beneficial ownership of more than 4.99% of our outstanding common stock after giving effect to such conversion or exercise. Without giving effect to such prohibition, the selling securityholder would be deemed to beneficially own 2,387,089 shares of our common stock prior to the offering, comprised of 983,607 adjusted offered conversion shares (including 196,195 shares that were previously labeled preferred pro rata shares), 540,984 adjusted offered warrant shares (including 127,590 shares that were previously labeled warrant pro rata shares), 565,573 shares of common stock issuable upon conversion of shares of Series C preferred stock and 296,925 shares of common stock issuable upon exercise of August 2006 warrants; however, as a result of the 4.99% limitation, the selling securityholder’s beneficial ownership prior to the offering is limited to 315,562 shares and thus does not include 2,071,527 of such shares. In addition, in the absence of such prohibition, the selling securityholder’s beneficial ownership after the offering would be 862,498 shares of our common stock; however, again, as a result of the 4.99% limit, the selling securityholder’s beneficial ownership after the offering is limited to 440,865 shares and does not include 421,633 of such shares.

(32)
Represents the selling securityholder’s adjusted offered conversion shares and adjusted offered warrant shares, as well as 778,194 remaining preferred pro rata shares and 83,557 remaining warrant pro rata shares.

(33)
Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of the date of this prospectus, Mr. Olivier H. Morali, an officer of OCI and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms an used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling securityholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(34)	Represents the selling securityholder’s 30,801 adjusted offered warrant shares (including 7,264 shares that were previously labeled warrant pro rata shares).

(35)	Represents the selling securityholder’s adjusted offered warrant shares, as well as 4,758 remaining warrant pro rata shares.

(36)	The selling securityholder has advised us that the natural person that has voting and dispositive power over the securities is Mitch Levine, Managing Partner.

(37)
Represents the selling securityholder’s 36,066 adjusted offered warrant shares (including 8,506 shares that were previously labeled warrant pro rata shares), as well as 80,729 shares of common stock issuable upon exercise of August 2006 warrants and 153,770 shares of common stock issuable upon conversion of shares of Series C preferred stock held by the selling securityholder.

(38)	Represents the selling securityholder’s adjusted offered warrant shares, as well as 5,572 remaining warrant pro rata shares.

(39)
Represents the selling securityholder’s 9,017 adjusted offered warrant shares (including 2,127 shares that were previously labeled warrant pro rata shares), as well as 16,094 shares of common stock issuable upon exercise of August 2006 warrants and 30,655 shares of common stock issuable upon conversion of shares of Series C preferred stock held by the selling securityholder.

(40)	Represents the selling securityholder’s adjusted offered warrant shares, as well as 1,393 remaining warrant pro rata shares.

(41)	The selling securityholder has advised us that the natural person that has voting and dispositive power over the securities is Tom C. Davis.

(42)	Represents the selling securityholder’s 45,081 adjusted offered warrant shares (including 10,632 shares that were previously labeled warrant pro rata shares).

(43)	Represents the selling securityholder’s adjusted offered warrant shares, as well as its remaining 6,964 remaining warrant pro rata shares.

(44)	The selling securityholder has advised us that the natural person that has voting and dispositive power over the securities is Jon D. Gruber.

(45)
Represents the selling securityholder’s 20,492 adjusted offered conversion shares (including 4,087 shares that were previously labeled preferred pro rata shares) and 11,270 adjusted offered warrant shares (including 2,658 shares that were previously labeled warrant pro rata shares).

(46)
Represents the selling securityholder’s adjusted offered conversion shares and adjusted offered warrants shares, as well as 16,213 remaining preferred pro rata shares and 1,741 remaining warrant pro rata shares.

(47)
The selling securityholder has advised us that Rockmore Capital, LLC and Rockmore Partners, LLC, each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda. By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the securities owned by Rockmore Investment Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such securities. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the securities owned by Rockmore Investment Master Fund and, as of the date of this prospectus, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions with respect to the securities owned by Rockmore Investment Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the securities owned by Rockmore Investment Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such securities and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended, with respect to the securities owned by the selling securityholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Investment Master Fund.

(48)
Represents the selling securityholder’s 25,902 adjusted offered conversion shares (including 5,163 shares that were previously labeled preferred pro rata shares) and 14,280 adjusted offered warrant shares (including 3,367 shares that were previously labeled warrant pro rata shares), as well as 86,065 shares of common stock issuable upon exercise of August 2006 warrants and 163,934 shares of common stock issuable upon conversion of shares of Series C preferred stock held by the selling securityholder.

(49)
Represents the selling securityholder’s adjusted offered conversion shares and adjusted offered warrant shares, as well as 20,492 remaining preferred pro rata shares and 2,205 remaining warrant pro rata shares.

(50)
The selling securityholder has advised us that Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares. The investment advisor to Portside Growth and Opportunity Fund is Ramius Capital Group, L.L.C. An affiliate of Ramius Capital Group, L.L.C. is a NASD member. However, this affiliate will not sell any shares offered by Portside Growth and Opportunity Fund by this prospectus and will receive no compensation whatsoever in connection with sales of shares offered by Portside Growth and Opportunity Fund by this prospectus.

(51)	Represents the selling securityholder’s 56,066 adjusted offered conversion shares (including 11,184 shares that were previously labeled preferred pro rata shares).

(52)	Represents the selling securityholder’s adjusted offered conversion shares, as well as 44,357 remaining preferred pro rata shares.

PLAN OF DISTRIBUTION

Each selling securityholder and any of such selling securityholder’s pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their offered shares on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling securityholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling securityholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling securityholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling securityholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling securityholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling securityholders or any other person. We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Blank Rome LLP of New York, New York has passed upon the validity of the securities being offered by this prospectus.

EXPERTS

The financial statements incorporated by reference in this prospectus and in the registration statement of which it forms a part have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and we file reports and other information with the SEC.

You may read and copy any of the reports, statements, or other information we file with the SEC at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. The Nasdaq Stock Market maintains a Web site at http://www.nasdaq.com that contains reports, proxy statements and other information filed by us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed with the SEC, Washington, D.C., a registration statement on Form S-3 under the Securities Act, covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in our registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed or incorporated by reference as an exhibit to the registration statement.

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling securityholders sell all the offered shares:

•	Our Annual Report on Form 10-KSB for the year ended December 31, 2005;

•	Our Current Report on Form 8-K filed with the SEC on January 5, 2006;

•	Our Current Report on Form 8-K filed with the SEC on January 11, 2006;

•	Our Current Report on Form 8-K filed with the SEC on February 6, 2006;

•	Our Current Report on Form 8-K filed with the SEC on February 9, 2006;

•	Our Current Report on Form 8-K filed with the SEC on March 24, 2006;

•	Our Quarterly Report on Form 10-QSB for the three months ended March 31, 2006;

•	Our Current Report on Form 8-K filed with the SEC on June 29, 2006;

•	Our Quarterly Report on Form 10-QSB for the three months ended June 30, 2006;

•	Our Current Report on Form 8-K filed with the SEC on August 21, 2006;

•	Our Current Report on Form 8-K/A filed with the SEC on August 22, 2006;

•	The description of our common stock and our redeemable warrants contained in our registration statements on Form 8-A filed with the SEC and any amendments thereto; and

•
All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering, except the Compensation Committee Report on Executive Compensation and the performance graph included in any Proxy Statement filed by us pursuant to Section 14 of the Exchange Act.

You may request a copy of these filings, at no cost, by writing or telephoning us at GigaBeam Corporation, 470 Springpark Place, Suite 900, Herndon, Virginia, telephone number (571) 283-6200.

We have not authorized anyone else to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell nor is it a solicitation of an offer to buy any security in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus or incorporated by reference herein is correct as of any time subsequent to its date.

6,737,847 shares of common stock
GigaBeam Corporation _____________ PROSPECTUS _____________ ____________ __, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (estimated except for the SEC Registration fee) are as follows:

Accounting Fees and Expenses	$10,000.00

Legal Fees and Expenses	$20,000.00

Miscellaneous Expenses	$5,000.00

Total	$35,000.00

Item 15. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“GCL”) provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

Section 102(b) of the GCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director’s liability to the corporation and its shareholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) of the GCL provides that no such limitation of liability may affect a director’s liability with respect to any of the following: (i) breaches of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the GCL; or (iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its shareholders to obtain injunctive relief, specific performance or other equitable relief against directors.

Article Ninth of the registrant’s Certificate of Incorporation and the registrant’s By-laws provide that all persons who the registrant is empowered to indemnify pursuant to the provisions of Section 145 of the GCL (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the registrant to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

Article Tenth of the registrant’s Certificate of Incorporation provides that no director of the registrant shall be personally liable to the registrant or its stockholders for any monetary damages for breaches of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the GCL; or (iv) for any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits.

*5	Opinion of Blank Rome LLP
23.1	Consent of BDO Seidman, LLP
23.2	Consent of Blank Rome LLP (included in Exhibit 5)
24	Power of Attorney (included on the signature page of the Registration Statement)

*Previously filed

Item 17. Undertakings

Undertaking required by Regulation S-B, Item 512(a):

The undersigned small business issuer hereby undertakes:

(1)    To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a) (3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    to include any additional or changed material information on the plan of distribution provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed with the Commission by the small business issuer under the Securities Exchange Act of 1934 or is contained in a form of prospectus filed pursuant to Rule 424(b) of the Securities Act that is deemed part of and included in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be treated as a new registration statement relating to the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.

(3)    To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Undertaking required by Regulation S-B, Item 512(e).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Undertaking required by Regulation S-B, Item 512(h).

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herndon, State of Virginia, on the 22nd day of September, 2006.

GIGABEAM CORPORATION

By:	/s/ Louis S. Slaughter
Louis S. Slaughter
President and Chief Executive Officer

Each person whose signature appears below authorizes each of Louis S. Slaughter and Caroline B. Kahl, or either of them acting individually, as his true and lawful attorney-in-fact, each with full power of substitution, to sign this Registration Statement on Form S-3 of GigaBeam Corporation, including any and all pre-effective and post-effective amendments, in the name and on behalf of each such person, individually and in each capacity stated below, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following person in the capacities and on the dates stated.

Signature	Title	Date
/s/ Louis S. Slaughter Louis S. Slaughter	Chief Executive Officer, President and Director (Principal Executive Officer)	September 22, 2006
/s/ Douglas G. Lockie Douglas G. Lockie	Director President and Chief Technology Officer	September 22, 2006
/s/ Leighton J. Stephenson Leighton J. Stephenson	Chief Financial Officer and Vice President of Finance and Administration (Principal Financial and Accounting Officer	September 22, 2006
____________________ David A. Buckel	Director
/s/ Richard D. Fiorentino Richard D. Fiorentino	Director	September 22, 2006
/s/ General Merrill A. McPeak General Merrill A. McPeak	Director	September 22, 2006

Exhibit No.	Exhibit

* 5	Opinion of Blank Rome LLP
23.1	Consent of BDO Seidman, LLP
23.2	Consent of Blank Rome LLP (included in Exhibit 5)
24	Power of Attorney (included on the signature page of the Registration Statement)
________________
* Previously filed.